EXHIBIT F-2



                              July 2, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

     Re:    Sempra Energy
            Application on Form U-1
            SEC File No. 70-9033


Dear Sirs and Madams:

     On behalf of Sempra Energy ("Sempra"), I have examined the Application on Form U-1, dated March 26, 1997, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Sempra with the Securities and Exchange Commission (the "Commission") and docketed by the Commission in SEC File No. 70-9033, as amended by Amendment No. 1 dated May 13, 1997, by Amendment No. 2 dated January 28, 1998, by Amendment No. 3 dated April 3, 1998, by Amendment No. 4 dated June 3, 1998, and by Amendment No. 5 dated June 25, 1998. The Application, as so amended, is hereinafter referred to as the "Application." Capitalized terms not defined herein have the meanings set forth in the Application.

     As set forth in the Application, Sempra has acquired all of the issued and outstanding common stock of Pacific and Enova, through a business combination (the "Transaction") in which (i) Pacific Sub merged with and into Pacific, with Pacific remaining as the surviving corporation and becoming a subsidiary of Sempra, and
(ii) Enova Sub merged with and into Enova, with Enova remaining as the surviving corporation and also becoming a subsidiary of Sempra.

     I am an attorney licensed in the state of California and am the Chief Corporate Counsel for Sempra. I am familiar with the issuance of securities by Sempra and its subsidiaries. I have acted as in-house counsel for Sempra and I have examined copies, signed, certified or otherwise proven to my satisfaction, of the articles of incorporation and by-laws of Sempra and the Application. In addition, I have examined such other instruments, agreements and documents and made such other investigation as I have deemed necessary as a basis for this opinion.

     Based upon the foregoing, I am of the opinion, insofar as the laws the state of California are concerned that:

     (a) all State laws applicable to the Transaction on the part of Sempra have been complied with;

     (b) Sempra is a validly organized and duly existing corporation in good standing under the laws of the state of California;

     (c) all stock issued in the Transaction is validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto;

     (d) Sempra has legally acquired all of the issued and outstanding common stock of Enova and Pacific; and

     (e) the consummation of the Transaction by Sempra did not violate the legal rights of the holders of any securities issued by Sempra or any associate company thereof.

     I hereby consent to the filing of this opinion as an exhibit to the certification filed by Sempra pursuant to Rule 24(a) under the Public Utility Holding Company Act of 1935, and in any proceedings before the Commission that may be held in connection therewith.

                              Very truly yours,


                              By: /s/ Kevin C. Sagara
                                  -------------------
                                    Kevin C. Sagara
                                    Chief Corporate Counsel